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                                   Exhibit 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                       PARK MERIDIAN FINANCIAL CORPORATION


         The undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation under the laws of the State of North
Carolina:

         1. The name of the corporation is Park Meridian Financial Corporation.

         2. The number of shares the corporation is authorized to issue is 25,000,000 shares of common stock, with each share having a par value of $0.01.

         3. The address of the initial registered office of the corporation in the State of North Carolina is 6826 Morrison Boulevard, Charlotte, North Carolina 28211, and the name of its initial registered agent at such address is Kevin T. Kennelly.

         4. The name and address of the incorporator is Stephen M. Lynch, Robinson, Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte, North Carolina 28246.

         5. The period of duration of the corporation is perpetual.

         6. The purposes for which the corporation is organized are to engage in any lawful act or activity for which corporation may be organized under Chapter 55 of the General Statutes of North Carolina.

         7. The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation.

         8. The number of directors constituting the initial board of directors shall be thirteen (13).

         9. Subject to any restrictions under Chapter 55 of the North Carolina Business Corporation Act, and any successor provisions, the Board of Directors shall be and hereby is divided into three classes: Class I, Class II and Class
III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the first annual meeting of shareholders following effectiveness of these Articles; each initial director in Class II shall serve for a term ending on the date of the second annual meeting following the effectiveness of these Articles; and each initial director in


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Class III shall serve for a term ending on the date of the third annual meeting following the effectiveness of these Articles; and, provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal. Promptly upon the effectiveness of these Articles of Incorporation, the Board of Directors shall allocate its members among the three classes as it determines, consistent with the rules set forth herein. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

         10. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

         11. The provisions of the North Carolina Business Corporation Act entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act" shall not be applicable to the corporation.

         This the 11th day of May, 2000.


                                             /s/ Stephen M. Lynch
                                             -----------------------------------
                                             Stephen M. Lynch, Incorporator




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